Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Pfeiffer High Investor Relations, Inc.
Geoff High
303-393-7044

DYNAMIC MATERIALS NAMES MICHAEL KUTA CHIEF FINANCIAL OFFICER

BOULDER, Colo. — March 31, 2014 — Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), today announced the appointment of Michael Kuta as chief financial officer.  Kuta joins the Company from The Lubrizol Corporation, a global specialty chemicals company owned by Berkshire Hathaway.

Kuta assumes the CFO position from Rick Santa, 63, who has been named senior vice president of business development and, as previously announced, will support CEO Kevin Longe in advancing DMC’s corporate growth initiatives and M&A activities.

At Lubrizol, which generates annual revenue in excess of $6 billion, Kuta most recently served as corporate controller.  He was responsible for the corporate accounting, consolidation and financial reporting functions of the organization and oversight of internal controls.  Prior to Berkshire Hathaway’s 2011 acquisition of Lubrizol, Kuta held a variety of financial roles, including managing Lubrizol’s quarterly and annual public company filings with the Securities and Exchange Commission.  Following the transaction, he played a lead role in integrating Lubrizol’s financial reporting into Berkshire Hathaway.

Kuta, 39, has built and managed financial operations for disbursed global operations, both at Lubrizol and prior employer Lincoln Electric. He also has managed a variety of complex financing transactions and assisted in the development of long-range strategic business unit growth plans.

“Mike is a talented executive whose financial expertise and background in relevant industrial markets will be very useful in the management of our corporate infrastructure,” said Kevin Longe, president and CEO.  “His experience integrating and managing large and sophisticated financial systems will be an important resource as we grow our existing businesses, pursue M&A opportunities and establish DMC as a much larger company.  The entire management team is pleased to welcome Mike on board.”

“DMC’s strong operating fundamentals and strategic growth objectives were very compelling as I considered the opportunity to join the Company,” Kuta said.  “I am very excited about my new role, and look forward to contributing to the DMC management team and the Company’s future growth.”

Exhibit 99.1 - 1

During his seven years with Lubrizol, Kuta also was finance manager for the company’s TempRite Engineered Polymers business unit, manager of treasury and capital markets, and manager of external financial reporting.  At Lincoln Electric, he was supervisor of financial reporting.  He is a CPA and holds a master’s of business administration in finance from Case Western Reserve University.  He earned a bachelor’s degree in accounting from Kent State University.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation serves a global network of customers in the energy, industrials and infrastructure markets through two core business segments — Nobelclad and DynaEnergetics. The Nobelclad segment is the world’s largest manufacturer of explosion-welded clad metal plates, which are used to fabricate capital equipment utilized within various process industries and other industrial sectors. DynaEnergetics is an international manufacturer and marketer of advanced explosive components and systems used to perforate oil and gas wells. For more information, visit the Company’s websites at http://www.dynamicmaterials.com.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements, including those related to our future growth initiatives.  These risks and uncertainties include our ability to successfully execute our corporate growth initiatives and M&A activities; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2013.

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Exhibit 99.1 - 2